EXHIBIT 5

Nira Lahav
Massada Litvak-Abadi	Lahav, Litvak-Abadi & Co., Law Offices
Avraham Slonim
Galit Kuras Avital
Sivan Bar-Chen
Sivan Omer
Dikla Simchi
Adva Lev

Tel Aviv, October 9, 2007

To
STARLIMS Technologies Ltd.
32B Habarzel Street
Tel Aviv 69710
Israel

Re:    STARLIMS Technologies Ltd.

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission on behalf of STARLIMS Technologies Ltd. (the “Company”) relating to the registration under the Securities Act of 1933, as amended, of 216,750 ordinary shares, New Israeli Shekel 1.0 par value, of the Company (the “Shares”), issuable upon the exercise of options previously granted under the Company’s 2001 Option Plan and 2005 Option Plan (together, the “Option Plans”).

        We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

        As counsel to the Company, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such corporate records and other documents as we have deemed necessary or advisable for the purposes of this opinion.

        On the basis of the foregoing, we are of the opinion that when paid for and issued pursuant to the terms of the Option Plans, the Shares will be validly authorized and issued, fully paid and non-assessable.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours, /s/ Avi Slonim —————————————— Lahav, Litvak-Abadi & Co.

52 Menachem Begin Rd., Tel Aviv 67137
Sonol Tower, 21 Fl.
Tel. 972-3-6882020 Fax. 972-3-6882021
E-mail: main@lahavlit-law.co.il

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